Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500
==========================================================================================================================================================================================

PARKE BANCORP, INC. ANNOUNCES RECORD 2018 EARNINGS

WASHINGTON TOWNSHIP, NJ, January 24, 2019 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2018.
Highlights for the fourth quarter and year ended December 31, 2018:
•
Net income available to common shareholders increased $6.5 million to $6.8 million, or $0.65 per basic common share and $0.63 per diluted common share for the fourth quarter of 2018, compared to net income available to common shareholders of $0.3 million, or $0.04 per basic common share and $0.04 per diluted common share for the same period in 2017. During the fourth quarter of 2017, the Company wrote down its deferred tax asset (DTA) by $3.2 million as a result of the enactment of the Tax Cuts and Jobs Act on December 22, 2017. Excluding the non-recurring charge to the DTA in 2017, the increase in net income was $3.3 million.

•	Net interest income increased 24.2% to $13.2 million for the fourth quarter of 2018, compared to $10.6 million for the same quarter of 2017.
•
Net income available to common shareholders for the year ended December 31, 2018 was $24.4 million or $2.53 per basic common share and $2.28 per diluted common share, compared to $10.8 million, or $1.28  per basic common share and $1.13 per diluted common share for the year ended December 31, 2017, an increase in net income of $13.6 million or 126.8%. Excluding the non-recurring charge to the DTA in 2017, the increase in net income was $10.4 million.

•	Net interest income increased 19.1% to $48.1 million for the year ended December 31, 2018, compared to $40.4 million for the same period in 2017.
The following is a recap of the significant items that impacted the fourth quarter and the year ended December 31, 2018 period:
Interest income increased $4.5 million and $13.2 million for the fourth quarter and the year ended December 31, 2018, respectively, compared to the same periods in 2017 primarily due to higher loan volumes and a higher yield on loans. Interest expense increased $1.9 million and $5.5 million for the fourth quarter of 2018 and the year ended December 31, 2018, respectively, compared to the same periods in 2017, primarily due to higher deposit volumes and rates.
The provision for loan losses increased $0.1 million for the fourth quarter of 2018 and decreased $0.7 million for the year ended December 31, 2018 compared to the same periods of 2017. The decrease in the provision year over year is primarily due to improving credit quality.

For the fourth quarter of 2018, non-interest income increased $0.2 million compared to the fourth quarter of 2017, with the increase primarily attributable to increased gains on the sale of SBA loans and increased fee incomes from deposit accounts and loan fee accounts, partially offset by increase in losses related to the sale of Other Real Estate Owned ("OREO"). For the year ended December 31, 2018, non-interest income increased $1.8 million primarily due to increased fee incomes from deposit and loan accounts as well as decrease in losses related to the sale of OREO.
Non-interest expense increased $42,000 for the fourth quarter of 2018 compared to the same period of 2017. For the year ended December 31, 2018, non-interest expense increased $1.0 million compared to 2017, primarily due to an increase in compensation and occupancy costs reflecting the growth of the business. The less-than-proportional increase in non-interest expense for the quarter and the year when compared with the increases in interest income for the same periods in 2018 reflected an increase in the operating efficiency of the Company.
Income tax expense decreased $3.8 million for the fourth quarter of 2018, and decreased $4.0 million for the year ended December 31, 2018, compared to the same periods of last year. The decrease in income tax expenses reflected the combined effects of increased income for the quarter and the year ended December 31, 2018, and the impact of the Tax Cuts and Jobs Act. The effective tax rates for the quarter and year ended December 31, 2018 were 22.4% and 25.1%, respectively, compared to 91.5% and 51.1% for the same periods in 2017. The tax provisions of the fourth quarter and the year ended December 2017 included a non recurring charge off of the Company's deferred tax assets due to the Tax Cuts and Jobs Act.
December 31, 2018 discussion of financial condition
•	Total assets increased to $1.47 billion at December 31, 2018, from $1.14 billion at December 31, 2017, an increase of $329.9 million or 29.0% .
•	Cash and cash equivalents totaled $154.5 million at December 31, 2018 as compared to $42.1 million at December 31, 2017. The $112.4 million increase was primarily due to the increase in deposits.
•
The investment securities portfolio decreased to $32.4 million at December 31, 2018, from $40.3 million at December 31, 2017, a decrease of $7.9 million or 19.5% primarily due to the payoffs of securities.

•	Gross loans increased to $1.24 billion at December 31, 2018, from $1.01 billion at December 31, 2017, an increase of $228.3 million or 22.5% .
•
Nonperforming loans at December 31, 2018 decreased to $3.1 million, representing 0.25% of total loans, a decrease of $1.5 million, or 32.4%, from $4.5 million of nonperforming loans at December 31, 2017. OREO at December 31, 2018 was $5.1 million, a decrease of $2.1 million compared to $7.2 million at December 31, 2017 primarily due to the sale and valuation adjustment of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.6% of total assets at December 31, 2018, as compared to 1.0% of total assets at December 31, 2017. Loans past due 30 to 89 days were $0.3 million at December 31, 2018, a decrease of $147,000 from December 31, 2017.

•
The allowance for loan losses was $19.1 million at December 31, 2018, as compared to $16.5 million at December 31, 2017. The ratio of the allowance for loan losses to total loans was 1.54% at December 31, 2018, and 1.63% at December 31, 2017. The ratio of allowance for loan losses to non-performing loans improved to 622.3% at December 31, 2018, compared to 364.7%, at December 31, 2017.

•
Total deposits were $1.18 billion at December 31, 2018, up from $866.4 million at December 31, 2017, an increase of $317.5 million or 36.6% compared to December 31, 2017. Deposits growth was primarily due to an increase in non-interest bearing demand deposits and was driven primarily by the quick turnover cash flows of the Company's corporate customers.

•	Total borrowings were $118.1 million at December 31, 2018, a decrease of $10.0 million or 7.8% from December 31, 2017.

•	Total shareholders' equity increased to $153.6 million at December 31, 2018, from $134.8 million at December 31, 2017, an increase of $18.8 million or 13.9% primarily due to the retention of earnings.
CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"On January 29, 1999, Parke Bank opened for business in a trailer with $8 million in assets and 10 employees. Twenty years later we have over $1.4 billion in assets with nearly 100 employees in seven full-service branches. What a great way to celebrate our 20th anniversary by reporting record earnings to our shareholders. The Company generated over $24 million, or $2.28 per diluted common share, in net income in 2018, an increase of 127% over last year. Our strong net income was supported by robust growth in our assets, loans and deposits while maintaining very strict controls of our expenses. Net interest income increased to $48.1 million in 2018 primarily due to the growth in income from our loan portfolio, which increased $228.3 million to $1.24 billion in 2018, a 22.5% increase over 2017. The increase in our loans was supported by our very strong growth in deposits, which was up $318 million to $1.18 billion, a 36.6% increase compared to 2017. Equally important is the growth in our Company's shareholders' equity, which increased to $154 million, a 13.9% increase over 2017.
The strong economy and low unemployment is expected to continue in 2019 providing continued growth potential in the banking industry and the Company. Recent Federal Reserve comments suggests that a pause or slowing of anticipated interest rate increases may be warranted due to the economy metrics, including inflation that appears to be under control. We will continue to "block and tackle", the basics of hard work in moving forward. Our Board of Directors continued their commitment to our shareholders approving an increase in our cash dividends in 2018 to 14 cents per share. Our Company is well positioned to take advantage of the many opportunities in the market."
This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company and support our profitability; our ability to prudently expand our operations in our market and in new markets; our ability to tightly control expenses; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Financial Supplement:

Table 1: Condensed Balance Sheet (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	154,471	42,113
Investment securities	32,391	40,259
Loans held for sale	419	1,541
Loans, net of unearned income	1,241,157	1,011,717
Less: Allowance for loan and lease losses	(19,075)	(16,533)
Net loans and leases	1,222,082	995,184
Premises and equipment, net	6,783	7,025
Bank owned life insurance (BOLI)	25,809	25,196
Other assets	25,443	26,134
Total assets	1,467,398	1,137,452

Liabilities

Noninterest-bearing deposits	360,329	124,356
Interest-bearing deposits	823,544	742,027
Federal Home Loan Bank borrowings	104,650	114,650
Subordinated debentures	13,403	13,403
Other liabilities	10,476	8,236
Total liabilities	1,312,402	1,002,672

Total shareholders' equity	153,557	134,780
Noncontrolling interest in consolidated subsidiaries	1,439	—
Total equity	154,996	134,780

Total liabilities and shareholders' equity	1,467,398	1,137,452

Table 2: Consolidated Income Statement (Unaudited)
	For three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017
	(in thousands except share data)
Interest income:
Interest and fees on loans	$16,546	$12,438	$59,139	$46,847
Interest and dividends on investments	328	356	1,342	1,429
Interest on federal funds sold and cash equivalents	592	159	1,383	379
Total interest income	17,466	12,953	61,864	48,655
Interest expense:
Interest on deposits	3,447	1,799	11,071	6,478
Interest on borrowings	818	526	2,700	1,802
Total interest expense	4,265	2,325	13,771	8,280
Net interest income	13,201	10,628	48,093	40,375
Provision for loan losses	600	500	1,800	2,500
Net interest income after provision for loan losses	12,601	10,128	46,293	37,875
Noninterest income:
Gain on sale of SBA loans	151	42	378	477
Loan fees	284	191	1,121	654
Bank owned life insurance income	155	163	613	652
Service fees on deposit accounts	377	122	1,482	416
Loss on sale and valuation adjustments of OREO	(331)	(69)	(690)	(1,421)
Other	172	193	513	867
Total noninterest income	808	642	3,417	1,645
Noninterest expense:
Compensation and benefits	2,296	2,092	8,251	7,362
Professional services	369	422	1,419	1,573
Occupancy and equipment	391	398	1,675	1,443
Data processing	231	204	835	736
FDIC insurance and other assessments	129	78	420	296
OREO expense	131	169	611	625
Other operating expense	925	1,067	3,084	3,258
Total noninterest expense	4,472	4,430	16,295	15,293
Income before income tax expense	8,937	6,340	33,415	24,227
Income tax expense	2,004	5,799	8,377	12,389
Net income attributable to Company and noncontrolling interest	6,933	541	25,038	11,838
Net income (loss) attributable to noncontrolling interest	106	(10)	214	(32)
Net income attributable to Company	6,827	551	24,824	11,870
Preferred stock dividend and discount accretion	(17)	(226)	(446)	(1,119)
Net income available to common shareholders	$6,810	$325	$24,378	$10,751
Earnings per common share:
Basic	$0.65	$0.04	$2.53	$1.28
Diluted	$0.63	$0.04	$2.28	$1.13
Weighted average shares outstanding:
Basic	10,458,554	8,617,135	9,629,467	8,423,532
Diluted	10,906,729	8,716,196	10,911,344	10,515,599

Table 3: Operating Ratios
	Three months ended		For the year ended
	December 31,		December 31,
	2018	2017	2018	2017
Return on average assets	1.95%	0.20%	1.96%	1.13%
Return on average common equity	18.16%	1.08%	17.99%	9.40%
Interest rate spread	3.35%	3.72%	3.54%	3.83%
Net interest margin	3.88%	3.93%	3.92%	4.00%
Efficiency ratio	31.92%	39.31%	31.63%	36.39%

Table 4: Asset Quality Data
	December 31,	December 31,
	2018	2017
	(Amounts in thousands except ratio data)
Allowance for loan losses	$19,075	$16,533
Allowance for loan losses to total loans	1.54%	1.63%
Allowance for loan losses to non-accrual loans	622.3%	364.7%
Non-accrual loans	$3,065	$4,534
OREO	$5,124	$7,248